Exhibit 10.11

August 21, 2012

Michael LaRoche

Dear Michael,

I am very pleased to offer you the position of Senior Vice President, Global Customer Services and Support (GCS &S) based out of Model N’s Waltham office, reporting to Zack Rinat Founder & CEO.

Your starting annual base salary will be $250,000 payable on a semi-monthly basis. You are also eligible for employee benefits as specified in the employee benefits information packet, which you will receive after you accept this offer. In addition, on a yearly basis, you will be eligible to participate in Model N’s Bonus Plan at an annualized target bonus of $125,000 based on specific company and personal objectives prorated based on your start date.

Model N management will recommend to the Board of Directors that you be granted an option to purchase 280,000 shares of Common Stock of Model N, Inc. through our stock option plan. The exercise price per share will be the fair market value per share of Common Stock as determined by the Board of Directors on the date of the grant. The options are subject to vesting over a four-year period as follows; 25% of your option grant shall be vested on the one-year anniversary of your start date, and the remaining 75% of your option grant shall vest at a rate of 1/36 per month thereafter. In addition, Model N management will recommend to the Board of Directors that you be granted 60,000 restricted stock units (RSUs) of Model N. The RSUs are subject to vesting over a four-year period at a rate of 25% on each annual anniversary of your start date.

As a Model N employee, you will be expected to sign and comply with a proprietary information and non-disclosure agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Model N and non-disclosure of proprietary information.

While you render services to Model N, you also will not assist any person or organization in competing with Model N, in preparing to compete with Model N, or in hiring any employees of Model N.

This offer is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than three (3) days after your employment begins. The offer is also contingent on satisfactory completion of reference checks and a background check, which we will initiate with your permission after receiving your acceptance.

As an employee, you may terminate employment at any time and for any reason whatsoever with notice to Model N. We request that in the event of resignation, you give the company two weeks’ notice. Similarly, Model N may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Furthermore, this mutual termination of employment supersedes all our prior written and verbal communication with you and can only be modified by written agreement signed by you and Model N.

To indicate your acceptance of this offer, please sign and date this letter and return it to Model N. For your convenience, you may scan and email your signed letter to Zack Rinat at zack@modeln.com. This offer will expire at 5:00 p.m. (EDT) on August 24, 2012.

I look forward to your favorable reply and to an exciting and productive working relationship.

Sincerely,

/s/ Zack Rinat	August 27, 2012
Zack Rinat	Proposed Start Date
Founder & CEO
Model N, Inc.

/s/ Michael LaRoche	8/21/12
Accepted	Date